Exhibit 99.2

WM Technology, Inc.

41 Discovery

Irvine, California

October 29, 2024

Ghost Media Group, LLC

43 Discovery, Suite 200

Irvine, California 92618

Ladies and Gentlemen:

In connection with the consideration by Ghost Media Group, LLC, a Nevada limited liability company (“Recipient”), of a possible negotiated transaction (the “Possible Transaction”) with or involving WM Technology, Inc., a Delaware corporation (collectively with its subsidiaries, the “Company”), acting at the direction of the Special Committee (the “Special Committee”) of its Board of Directors, the Company is prepared to make available to Recipient, following Recipient’s execution and delivery of this letter agreement, certain information concerning the business, operations, employees, finances, assets and liabilities of the Company. As a condition to such information being furnished, Recipient agrees to, and to cause its Representatives (as defined below) to, treat any Evaluation Material and Transaction Information (in each case, as defined below) in accordance with the provisions of this letter agreement, and to otherwise comply with the terms set forth herein. Therefore, Recipient and the Company hereby agree as follows:

1.	For purposes of this letter agreement:

a.	“Affiliate” means, with respect to any specified person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided that, for purposes of this letter agreement, (A) Douglas Francis (subject to paragraph 24 of this letter agreement) and Justin Hartfield shall be deemed to be Affiliates of Recipient, (B) the Company shall be deemed to not be an Affiliate of the Recipient or any Affiliate of the Recipient, and (C) the Recipient and its Affiliates shall be deemed to not be Affiliates of the Company;

b.	“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities or as trustee, personal representative or executor, by contract or otherwise;

c.	“Evaluation Material” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, relating to the Company, which is obtained from or disclosed by the Company or its Representatives after the date hereof, together with any notes, analyses, reports, compilations, studies, interpretations, memoranda or other documents (regardless of the form thereof) prepared by Recipient or any of its Representatives to the extent they contain or are based upon any information furnished by the Company or its Representatives pursuant hereto. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by Recipient or its Representatives that violates the terms of this letter agreement or other obligation of confidentiality to the Company or any third party; (ii) is demonstrated to have been within the possession of Recipient or its Representatives prior to it being furnished to it pursuant hereto, provided that such information is not subject to another obligation of confidentiality to the Company or any third party; (iii) is or becomes available to Recipient from a source other than the Company or any of its Representatives, provided that such information is not subject to another obligation of confidentiality to the Company or any third party; or (iv) is demonstrated to have been independently developed by or on behalf Recipient or its Representatives without utilizing any Evaluation Material or otherwise violating the terms of this letter agreement;

d.	“Financing Sources” means any actual or potential source of financing (debt, equity or otherwise);

e.	“Law” means any applicable law, regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system), request for information by a governmental authority, or valid and effective legal process, including but not limited to by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process);

f.	“person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership or other legal or business entity, government or governmental authority or any individual;

g.	“Representatives” means, with respect to any person, (i) such person’s Affiliates and (ii) and such person’s and each of its Affiliates’ respective directors, managers, officers, equityholders, employees, attorneys, accountants, consultants, agents, advisors and Financing Sources; provided that, for purposes of this letter agreement, when Douglas Francis is acting in his capacity as a Representative of Recipient, he shall be deemed not to be a Representative of the Company; and

h.	“Transaction Information” means, except to the extent such information is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by Recipient or its Representatives that violates the terms of this letter agreement, (i) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a Possible Transaction, (ii) any of the terms, conditions or other information with respect to a Possible Transaction, including, without limitation, the status thereof and the Company’s and Recipient’s consideration of a Possible Transaction, or (iii) the existence of this letter agreement or the fact that Evaluation Material has been made available to Recipient or its Representatives.

2.	Recipient hereby agrees that Recipient and its Representatives (i) shall use the Evaluation Material solely for the purpose of evaluating, negotiating, consummating or advising with respect to a Possible Transaction, (ii) shall keep the Evaluation Material confidential and (iii) will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (A) subject to and in compliance with paragraph 6 of this letter agreement, Recipient and its Representatives may disclose Evaluation Material which is required by Law (provided that the requirement by Law to make such disclosure does not arise from a violation by Recipient or its Representatives of the provisions of this letter agreement) and (B) Evaluation Material may be disclosed to Recipient’s Representatives who (x) need to know such information for the purpose of evaluating, negotiating or advising with respect to a Possible Transaction and (y) are directed by Recipient to comply with the terms of this letter agreement to the same extent as if such Representative were a party hereto. In any event, Recipient shall be responsible for any breach of this letter agreement by any of its Representatives as if such Representatives are party hereto.

3.	Recipient and its Representatives shall not disclose any Transaction Information without the prior written consent (including by email) of the Special Committee; provided that (i) Transaction Information may be disclosed to Recipient’s Representatives who (A) need to know such information for the purpose of evaluating, negotiating or advising with respect to a Possible Transaction and (B) are directed by Recipient to comply with the terms of this letter agreement to the same extent as if such Representative were a party hereto and (i) the foregoing shall not prohibit Recipient, Douglas Francis, Justin Hartfield, any “Reporting Persons” (as defined on the Schedule 13D filed in connection with Recipient’s investment in the Company on June 28, 2021 and as amended or otherwise modified from time to time), any Affiliate of any of the foregoing, or any other member of any group of investors in the Company that includes any of the foregoing from filing one or more amendments to such Schedule 13D or any additional filings on Schedule 13D disclosing any information required by Law to be disclosed thereunder, including but not limited to the execution, delivery and terms of this letter agreement (a copy of which may be filed as an exhibit to any such Schedule 13D amendment), the determination of any such requirement for disclosure being in the sole discretion of Recipient or other filing persons, as applicable.

4.	Recipient agrees that, without the prior written consent (including by email) of the Special Committee (not to be unreasonably withheld, conditioned or delayed), neither Recipient nor any of its Representatives will disclose any Evaluation Material to any Financing Sources other than those Financing Sources set forth on Exhibit A (such consented to Financing Sources together with those Financing Sources set forth on Exhibit A, the “Approved Financing Sources”). The Company hereby agrees that the Company and its Affiliates (i) shall not identify Recipient or any Approved Financing Source by name or other identifiable description as being involved in discussions or negotiations concerning this letter agreement or the Possible Transaction, (ii) shall keep such information confidential and (iii) will not disclose any of Transaction Information in any manner whatsoever; provided, however, that (A) the Company and its Representatives may disclose such information which is required by Law (provided that the requirement by Law to make such disclosure does not arise from a violation by the Company or its Representatives of the provisions of this letter agreement) and (B) such information may be disclosed to the Company’s Representatives who (x) need to know such information for the purpose of evaluating, negotiating or advising with respect to a Possible Transaction with Recipient or any of its Affiliates and (y) are directed by the Company to comply with the terms of this letter agreement to the same extent as if such Representative were a party hereto. In any event, the Company shall be responsible for any breach of this letter agreement by any of its Representatives as if such Representatives are party hereto. The Company shall not, and shall cause its Affiliates and Representatives not to, without the prior written consent of Recipient, contact or communicate with any Approved Financing Source in connection with the Possible Transaction.

5.	Recipient understands that the Company has the right, in its sole and absolute discretion, to determine what Evaluation Material to make available to Recipient and that the Company reserves the right to adopt additional specific measures to protect the confidentiality of certain sensitive Evaluation Material so long as such specific measures are disclosed in advance to the Recipient prior to the disclosure of such sensitive Evaluation Material.

6.	In the event that Recipient or any of its Representatives is requested or required by Law to disclose any of the Evaluation Material, Recipient shall, except as prohibited by Law, provide the Company with prompt written notice (including by email) of any such request or requirement so that the Company may seek, at the Company’s sole cost and expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Recipient or any of its Representatives nonetheless is requested or required by Law to disclose Evaluation Material to any tribunal or other governmental authority or otherwise, Recipient or its Representatives may disclose to such tribunal or governmental authority or otherwise only that portion of the Evaluation Material which Recipient’s or its Representative’s legal counsel advises is legally required to be disclosed; provided that Recipient shall exercise its commercially reasonable efforts to preserve the confidentiality of the Evaluation Material, including by cooperating with the Company, at the Company’s sole cost and expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

7.	Recipient hereby represents and warrants, on behalf of itself and its Affiliates, that (i) it is not acting as a broker for, or Representative of, any other person in connection with a Possible Transaction, and is considering a Possible Transaction only for its own account and for the account of its controlled Affiliates and (ii) neither it nor any of its Representatives (on its behalf) has entered into, directly or indirectly through its Affiliates, any agreement, arrangement or understanding (whether written or oral) that would restrict the ability of any person to provide financing (debt, equity or otherwise) to any other person for a Possible Transaction.

8.	Recipient hereby agrees on behalf of itself and its Affiliates that, without the prior written consent of the Special Committee, (i) it will not act as a joint bidder or co-bidder with any other person with respect to a Possible Transaction, provided that no Financing Source, nor any existing direct or indirect holder of any securities of the Company that elects to roll over or exchange such securities for any securities of a direct or indirect entity involved in the Possible Transaction, shall be considered a joint bidder or co-bidder, and (ii) it will not enter, and will not cause any of its Representatives to enter, into any agreement, arrangement or understanding (whether written or oral) that would directly or indirectly restrict the ability of any person to provide financing (debt, equity or otherwise) to any other person for a Possible Transaction or directly or indirectly restrict the ability of any other person to provide any such financing.

9.	If Recipient decides that it does not wish to proceed with a Possible Transaction, Recipient will promptly inform the Company of that decision. In that case, or at any time, upon the written request (including by email) of the Special Committee for any reason, Recipient will promptly (and in no event later than ten (10) business days after such request) deliver to the Company or destroy (at Recipient’s election in any combination) all Evaluation Material (and all copies thereof) furnished to Recipient or its Representatives by or on behalf of the Company pursuant hereto and Recipient and its Representatives shall not retain any copies, extracts or other reproductions in whole or in part of such material, subject to the provisos in the next sentence. In the event of a decision to destroy, except as required by Law, all Evaluation Material shall be destroyed and no copy thereof (including Evaluation Material stored electronically ) shall be retained and such destruction shall, upon the Special Committee’s written request (including by email), be confirmed in writing (including by email) to the Company by an authorized officer supervising such destruction; provided that Recipient and its Representatives shall not be required to delete Evaluation Material from back-up, archival electronic storage, provided that (i) Recipient and its Representatives’ personnel whose functions are not primarily information technology in nature do not access such retained copies and (ii) Recipient and its Representatives’ personnel whose functions are primarily information technology in nature access such copies only as necessary for the performance of their information technology duties (e.g., for purposes of system recovery). Notwithstanding such return, destruction or retention of the Evaluation Material, during the term of this letter agreement (subject to paragraph 22 of this letter agreement), Recipient and its Representatives will continue to be bound by its and their respective obligations of confidentiality and other obligations hereunder.

10.	Recipient acknowledges and agrees that it is aware (and that its Representatives are aware or, upon receipt of any Evaluation Material, will be advised by Recipient) that (i) the Evaluation Material being furnished to it or its Representatives may contain material, non-public information regarding the Company or third parties and (ii) the United States securities Laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

11.	Recipient agrees that all communications regarding a Possible Transaction, all requests for additional information, facility tours or management meetings and all discussions or questions regarding procedures with respect to a Possible Transaction, will be submitted or directed to the following individuals: Wilco Faessen, Senior Managing Director, e-mail: wilco.faessen@evercore.com; Zaheed Kajani, Senior Managing Director, e-mail: zaheed.kajani@evercore.com; Frederik Michel, Managing Director, e-mail: frederik.michel@evercore.com. Without the prior written consent (including by email) of the Special Committee, Recipient will not, directly or indirectly, contact or communicate with any officer, employee, agent, supplier, vendor, distributor, customer, or securityholder of the Company regarding the Evaluation Material or a Possible Transaction.

12.	In consideration of the Evaluation Material being furnished to it, Recipient hereby agrees that, for a period of twelve (12) months after the date hereof, neither it nor any of its Affiliates will, directly or indirectly, employ or solicit to employ any officers or management-level employees of the Company, without obtaining the prior written consent of the Special Committee; provided, however, that the foregoing shall not prohibit Recipient or its Affiliates from: (i) soliciting employees through general job advertisements or similar notices that are not targeted specifically at such employees of the Company; or (ii) soliciting and hiring employees whose employment with the Company or the relevant subsidiary has terminated (other than for cause) at least three (3) months prior to the date of this letter agreement.

13.	Each party hereto understands and agrees that no contract or agreement providing for any transaction involving the other party hereto shall be deemed to exist unless and until a final definitive agreement has been executed and delivered by all necessary parties. Recipient acknowledges that neither the Company nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material, or any use thereof. The Company on behalf of itself and its Representatives hereby expressly disclaims all such warranties, including any implied warranties of merchantability and fitness for a particular purpose, non-infringement and accuracy, and any warranties arising out of course of performance, course of dealing or usage of trade. Neither Recipient nor its Representatives shall be entitled to rely on the accuracy or completeness of any Evaluation Material or of any other information concerning the Company, and neither the Company nor any of its Representatives shall have any liability to Recipient or any of its Representatives resulting from Recipient’s or any of its Representatives’ use of any Evaluation Material or any such other information concerning the Company. Recipient shall only be entitled to rely on such representations and warranties as may be made to Recipient in a final definitive agreement relating to a Possible Transaction, when, as and if it is executed, subject to the terms and conditions of any such agreement. Each party also agrees that unless and until a final definitive agreement regarding a transaction between the parties hereto has been executed and delivered by all necessary parties, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction, except for the matters specifically agreed to herein. Recipient and its Representatives shall not make, and hereby waive in advance, any claims whatsoever against the Company or any of its Representatives with respect to the enforcement of this letter agreement or the review, use or content of any Evaluation Material or any errors therein or omissions therefrom (including, without limitation, any conclusions that Recipient or any of its Representatives derive from Evaluation Material), or any action taken or any inaction occurring in reliance on Evaluation Material. Each party acknowledges and agrees that (i) the other party hereto reserves the right, in its sole and absolute discretion, to reject any and all proposals with regard to a transaction between the parties hereto, (ii) both parties reserve the right to terminate discussions and negotiations at any time and for any reason or no reason and (iii) this letter agreement does not create any fiduciary duties or other similar duties between the parties. For the purposes of this paragraph, the term “final definitive agreement” shall not include this letter agreement, an executed non-binding letter of intent or any other preliminary written agreement, nor does it include any verbal acceptance by the Company of any offer or bid on Recipient’s part.

14.	Recipient also acknowledges and agrees that (i) the Company and its Representatives may conduct the process that may or may not result in a Possible Transaction in such manner as the Company, in its sole and absolute discretion, may determine (including, without limitation, negotiating and entering into a final acquisition agreement with any third party without notice to Recipient) and (ii) the Company reserves the right to change, in its sole and absolute discretion, at any time and without notice to Recipient, the procedures relating to the Company’s and Recipient’s consideration of a Possible Transaction regardless of whether such changes have been communicated by Recipient. Each party hereto shall be responsible for its own costs and expenses in connection with the evaluation and negotiation of a Possible Transaction.

15.	As between the Company and Recipient, all Evaluation Material (including, without limitation, all copies, extracts and portions thereof) is and shall remain the sole property of the Company. Recipient does not acquire (by license or otherwise, whether express or implied) any intellectual property rights or other rights under this letter agreement or any disclosure hereunder, except the limited right to use such Evaluation Material in accordance with the express provisions of this letter agreement.

16.	It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

17.	Each party represents to the other party that this letter agreement is a valid and binding agreement that has been duly authorized, executed and delivered by it. Each party agrees that it will not, directly or indirectly, contest the validity or enforceability of this letter agreement on any grounds, including as being against public policy, as having been improperly induced or otherwise, whether by the initiation of any legal proceeding for such purpose or the intervention, participation or attempted intervention or participation in any manner in any other legal proceeding initiated by another person or otherwise. Each party acknowledges that the provisions protecting the Evaluation Material and Transaction Information and good will of the Company’s businesses set forth in this letter agreement are fair and reasonable. If any term, covenant, restriction or other provision of this letter agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, all other terms, covenants, restrictions and other provisions of this letter agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. If any term, covenant, restriction or other provision of this letter agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties hereto agree that the court making such determination may modify such term, covenant, restriction or other provision in a manner consistent with its objectives such that it is enforceable, and in its modified form, such term, covenant, restriction or other provision will then be enforceable and will be enforced for all purposes contemplated by this letter agreement.

18.	It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by Recipient or any of its Representatives and that the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance (without the proof of actual damages), as a remedy for any such breach or to prevent breaches or threatened breaches of this letter agreement. Recipient also agrees that it and its Representatives shall waive any requirement for the security or posting of any bond in connection with any such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity.

19.	The Company is represented in the Possible Transaction by the law firm Allen Overy Shearman Sterling US LLP (“A&O Shearman”). By participating in the process for the Possible Transaction and executing this letter agreement, Recipient is agreeing to waive any actual or potential conflict of interest that A&O Shearman (or any of its affiliated entities) may have as a result of A&O Shearman’s representation of the Company in the Possible Transaction.

20.	This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO SPECIFICALLY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY MATTER ARISING UNDER, OR RELATED TO, THIS LETTER AGREEMENT.

21.	Neither party may assign, in whole or in part, any of its rights or obligations under this letter agreement to any person or entity without the prior written consent of Recipient (in the event of an assignment by the Company) or the Special Committee (in the event of an assignment by Recipient). Any purported assignment without such consent shall be void. This letter agreement shall inure to the benefit of, and be binding upon, each of the parties and their respective successors and permitted assigns. This letter agreement contains the entire agreement between the parties hereto concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by both parties (and in the case of the Company, the Special Committee). In the event of any conflict between the terms of this letter agreement and the terms of any user, click-through or similar agreement with respect to any electronic, online or web-based data room established in connection with a Possible Transaction, the terms of this letter agreement shall prevail.

22.	The obligations of each of the parties under this letter agreement shall remain in effect for a period of eighteen (18) months after the date of this letter agreement, except as otherwise stated herein; provided that Recipient and its Representatives shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material constituting trade secrets for such time as such information constitutes a “trade secret” of the Company, as defined under 18 U.S.C. § 1839(3), provided, further, that nothing herein shall relieve any party hereto from liability for any breach of this letter agreement occurring prior to such termination.

23.	This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this letter agreement and all of which, taken together, shall be deemed to constitute one and the same instrument. No such counterpart need contain the signatures of all parties to this letter agreement and the exchange of signed counterparts by each of the parties, including exchange by facsimile transmission or similar electronic means, shall constitute effective execution and delivery of this letter agreement.

24.	Recipient and the Company acknowledge that Douglas Francis serves as acting chief executive, director and executive chairman of the Company and, notwithstanding anything else in this letter agreement, references to Recipient, Recipient’s Affiliates, or Recipient’s Representatives hereunder shall not be deemed to include Douglas Francis to the extent he is acting in his capacities as acting chief executive, director or executive chairman of the Company. Notwithstanding the foregoing, Recipient and the Company acknowledge that nothing in this letter agreement is intended to waive any fiduciary or confidentiality obligations of Douglas Francis to the Company in his capacities as chief executive, director or executive chairman of the Company.

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Please confirm Recipient’s agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between Recipient and the Company.

Very truly yours,

GHOST MEDIA GROUP, LLC

By:	/s/ Douglas Francis
Name: Douglas Francis
Title: Manager

Accepted and agreed as of the date first written above:

WM TECHNOLOGY, INC.

By:	/s/ Brian Camire
Name: Brian Camire
Title: General Counsel